EXHIBIT 23.1








INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 33-68758 and 33-87660 of StarSight Telecast, Inc. on Forms S-8 of our report dated March 7, 1997, (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph relating to a change in accounting for legal costs incurred in connection with patent infringement litigation effective July 1, 1994), appearing in this Annual Report on Form 10-K of StarSight Telecast, Inc. for the year ended December 31, 1996.





DELOITTE & TOUCHE LLP
San Francisco, California
March 7, 1997